EXHIBIT 23


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                          Independent Auditors' Consent
                          -----------------------------


The Board of Directors
Wayne Bancorp, Inc.:


We consent to incorporation by reference in the registration statements No. 333-34505 and No. 333-34503 on Forms S-8 of Wayne Bancorp, Inc. of our report dated January 21, 1998, relating to the consolidated statements of financial condition of Wayne Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-K of Wayne Bancorp, Inc.




                                                     KPMG Peat Marwick LLP




Short Hills, New Jersey
March 30, 1998